Exhibit 10.7

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT is entered into as of December 2, 2002, by and between Richard P. Dutkiewicz, an individual (the “Stockholder”) and Sirenza Microdevices, Inc., a Delaware corporation (“Sirenza Microdevices, Inc.”).

RECITALS

WHEREAS, Sirenza Microdevices, Inc. and Vari-L Company, Inc., a Colorado corporation (the “Company”) have entered into an Asset Purchase Agreement dated December 2, 2002 (the “Purchase Agreement”), which requires, among other things, that the Stockholder enter into this Non-Competition Agreement in connection with the acquisition (the “Acquisition”) of substantially all the assets and the goodwill of the Company by Sirenza Microdevices, Inc., as described in the Purchase Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

WHEREAS, Stockholder, a service provider to the Company, officer and a stockholder of the Company will, as a result of the Acquisition, receive significant consideration, including Sirenza Microdevices, Inc. stock and cash payments representing the value of the goodwill of the Company.

WHEREAS, Sirenza Microdevices, Inc. is presently engaged in the design, manufacture and marketing of radio frequency and microwave components and devices for use in commercial and military/aerospace wireless communications applications, including wireless telecommunications networks, wireless base stations, wireless point-to-point radio systems, wireless point-to-multi-point radio systems, wireless local area networks, satellite payload, test equipment (instrumentation) and ground communications, radar systems, weapons guidance systems and advanced telemetry systems (the “Restricted Business”).

WHEREAS, the Stockholder understands that the continuity of the Company’s business and operations and the integrity of the Company’s proprietary information is essential to the Company’s and the Stockholder’s ability to induce Sirenza Microdevices, Inc. to enter into the Purchase Agreement and complete the transactions contemplated thereby, and that, either before or after consummation of the Acquisition, both Sirenza Microdevices, Inc. and the Company would be irreparably injured if the Stockholder were to enter into any business activity in competition with the Restricted Business. Sirenza Microdevices, Inc. has made the execution and delivery of this Agreement a condition precedent to the Acquisition, and is relying upon the agreements and assurances made by the Stockholder in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained and contained in the Purchase Agreement, and effective only upon the Closing of the Acquisition (as defined in the Purchase Agreement), the parties agree as follows:

1.    Proprietary Information. Stockholder agrees to comply fully with Sirenza Microdevices, Inc.’s policies relating to non-disclosure of the trade secrets and proprietary information and processes of Sirenza Microdevices, Inc., and its subsidiaries, as set out in Sirenza Microdevices, Inc.’s standard agreement with each of its employees concerning inventions, trade secrets and confidential information (the “Proprietary Information Agreement”). Stockholder

hereby acknowledges receipt of a copy of the aforementioned policies of Sirenza Microdevices, Inc. and the Proprietary Information Agreement.

2.      Covenants Not to Compete and Confidentiality Covenant.

(a)    For purposes of this Agreement, the term “Non-Compete Period” shall mean the period from the date of this Agreement continuing until the one (1) year anniversary of the cessation of your employment with the Company. During the Non-Compete Period, the Stockholder covenants and agrees that he will not, (1) directly or indirectly, own, manage, operate, join, control, advise or participate in, whether as a Stockholder (other than as a Stockholder with less than one percent (1%) of the outstanding common stock of a publicly traded corporation), director, officer, manager, executive, partner, employee, agent, consultant or technical or business advisor (or any foreign equivalents of the foregoing), any company or other entity located in the Restricted Area (as defined below) that derives a material portion of its revenue from the Restricted Business, or any company or entity controlling, controlled by or under common control with any company or other entity that derives a material portion of its revenue from the Restricted Business (any of the foregoing, a “Restricted Company”); (2) directly or indirectly, take any action to, or do anything reasonably intended to, divert business from Sirenza Microdevices, Inc., or any subsidiary of Sirenza Microdevices, Inc., or influence or attempt to influence any existing customer of Sirenza Microdevices, Inc., the Company or any subsidiary of Sirenza Microdevices, Inc. to cease doing business with any such entity or to alter its then existing business relationship with any such entity.

(b)    The provisions contained herein do not prejudice the rights or remedies of Sirenza Microdevices, Inc. or its subsidiaries with respect to protecting their trade secrets.

3.      Non-Solicitation. During the Non-Compete Period, the Stockholder shall not:

(a)    solicit, encourage, or take any other action which is intended to induce any existing employee, contractor or consultant of Sirenza Microdevices, Inc. (or any of its subsidiaries or affiliates) to terminate employment with Sirenza Microdevices, Inc. (or any of its subsidiaries or affiliates); or

(b)    interfere in any manner with the contractual or employment relationship between Sirenza Microdevices, Inc. (or any of its subsidiaries or affiliates) and any employee, contractor customer or supplier of Sirenza Microdevices, Inc. (or any of its other subsidiaries or affiliates).

4.      Restricted Area and Severability.

(a)    Restricted Area.  The parties acknowledge that the current market for Sirenza Microdevices, Inc.’s products is world-wide, and that, in this market, products from all nations compete with products from all other nations. Accordingly, the parties agree that the term “Restricted Area” shall mean each and every current and potential market throughout the world for products of the Restricted Business.

(b)    Severability.  The parties intend that the covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county of California,

each state of the United States, the United States and each jurisdiction in each country in the world. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) included or deemed included in any of the preceding paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of the foregoing Sections 1, 2 and 3 hereof should ever be deemed to exceed the time or geographic limitations, or the scope of the covenants contained therein, permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic limitations or scope, as the case may be, permitted by applicable law.

5.      Equitable Remedies. The Stockholder acknowledges that, pursuant to the Acquisition, he is transferring all interests in the Acquired Assets and the Business owned by him and that Sirenza Microdevices, Inc. will be irreparably injured if the provisions of this Agreement are not specifically enforced. If the Stockholder commits or, in the reasonable belief of Sirenza Microdevices, Inc., threatens to commit a breach of any of the provisions of this Agreement, Sirenza Microdevices, Inc. and each of its subsidiaries and affiliates shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction together with an accounting for any benefit or gain by the Stockholder in connection with any such breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Sirenza Microdevices, Inc. and its subsidiaries and that money damages will not provide an adequate remedy therefor. Such injunction shall be available without the posting of any bond or other security, and the Stockholder hereby consents to the issuance of such injunction.

6.      Successors. Any successor to Sirenza Microdevices, Inc.’s business (whether direct or indirect and whether by merger, consolidation, sale of assets or otherwise) shall assume such entity’s rights under this Agreement. For all purposes under this Agreement, the terms “Sirenza Microdevices, Inc.” and the “Company” shall include any successor to each such entity’s business by agreement or by operation of law.

7.      Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand or delivered by overnight courier, freight prepaid, or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to Sirenza Microdevices, Inc., to:

        Sirenza Microdevices, Inc.
        522 Almanor Ave.
        Sunnyvale, California 94086
        Attention: Bob Van Buskirk
        Telephone: (408) 616-5400
        Fax: (408) 739-0970

        with a copy to:

        Wilson Sonsini Goodrich & Rosati
        650 Page Mill Road
        Palo Alto, California 94304-1050
        Attention: Steven Bernard
        Telephone: (650) 493-9300
        Fax: (650) 493-6811

(b)    if to the Stockholder, to the address set forth on the signature page of this Agreement.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective when received, and shall in any event be deemed to have been received (i) when delivered, if delivered personally or sent by telecopy and confirmed in writing or (ii) four (4) business days after the business day of deposit with overnight courier, addressed and shipped as aforesaid.

8.      Miscellaneous Provisions.

(a)    Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Stockholder and by Sirenza Microdevices, Inc No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)    Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c)    Governing Law; Jurisdiction; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to applicable principles of conflicts of laws thereof. The Stockholder hereby consents to the exclusive jurisdiction and venue of any state court in the County of his residence with respect to enforcement of any decision rendered in any arbitration proceeding pursuant to Section 8(e) of this Agreement or any action, suit or proceeding arising out of or related to refusal by the Stockholder to submit to arbitration pursuant to Section 8(e) of this Agreement. The Stockholder hereby accepts and submits to the exclusive jurisdiction of each of the aforesaid courts in personam generally and unconditionally with respect to any such enforcement, action, suit, or proceeding for himself and in respect of any of his property. The Stockholder further agrees that final judgment against him in any enforcement, action, suit or proceeding referred to herein shall be conclusive and may be enforced in any other jurisdiction, within the United States or outside the United States subject to any regulatory or statutory restrictions of the foreign court, by suit on the judgment. A certified or exemplified copy of each shall be conclusive evidence of the fact and of the amount of his obligations and liabilities. The Stockholder hereby irrevocably and unconditionally waives any objection which he may now or hereafter have to the laying of venue of any of the aforesaid enforcements, actions, suits or proceedings brought in any of the aforesaid courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim that any such enforcement action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In addition to any other method of service of process under applicable law, service of process on the Stockholder by notice sent registered mail return receipt requested or delivered, by courier or otherwise, to the address for such individual specified above shall be deemed in every respect effective service of process upon the Stockholder.

(d)    Severability.  If the scope of any restriction contained herein or hereof is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Stockholder hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)    Arbitration.  If any dispute arises with respect to this Agreement, then Sirenza Microdevices, Inc. or the Stockholder may demand, by written notice to the other, that such issue shall be settled by binding arbitration to be held in the county in which Stockholder resides (an “Arbitration Demand”). All claims shall be settled by three (3) arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “Arbitration Rules”). The Stockholder and Sirenza Microdevices, Inc. shall each designate one (1) arbitrator within fifteen (15) calendar days after the delivery of the Arbitration Demand. Such designated arbitrators shall mutually agree upon and shall designate a third arbitrator (the “third arbitrator”). The final decision of a majority of the arbitrators shall be furnished to the Stockholder and Sirenza Microdevices, Inc. in writing and shall constitute a conclusive determination of the issue in question, binding upon all parties and shall not be contested by any of them. The non-prevailing party shall bear all costs and expenses associated with any arbitration hereunder, including all arbitrators’ fees and attorneys’ fees. The amount of the reasonable attorney’s fees to be awarded to the prevailing party in any arbitration hereunder shall be determined by the arbitrators.

(f)    No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (f) shall be void.

(g)    No Employment Agreement.  Nothing contained in this Agreement shall be construed as constituting an employment agreement between the Stockholder and Sirenza Microdevices, Inc. or any subsidiary of Sirenza Microdevices, Inc..

(h)    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Sirenza Microdevices, Inc. by a duly authorized officer, effective as of the date first set forth above.

SIRENZA MICRODEVICES, INC.

By:	/s/ GERALD L. QUINNELL
Name:	Gerald L. Quinnell
Title:	EVP Business Development

STOCKHOLDER

By:	/s/ RICHARD P. DUTKIEWICZ
Richard P. Dutkiewicz
Address: Vari-L Company, Inc. 4895 Peoria St. Denver, CO 80239

[SIGNATURE PAGE TO THE RICHARD P. DUTKIEWICZ NON-COMPETE AGREEMENT]